ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                       UTAH RESOURCES INTERNATIONAL, INC.

To the Secretary of State:

         Pursuant  to the  provisions  of the  Utah  Business  Corporation  Act,
Section 16-10a-1003, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose submits the following statement:

         (1) The name of the corporation is: Utah Resources International, Inc.;

         (2) The text of each amendment adopted is:

         The Articles of Incorporation of Utah Resources International, Inc. (the "Company"), are hereby amended as follows. Article Fourth of the Company's Articles of Incorporation is hereby deleted and replaced with the following:

                  FOURTH. That the total authorized capital stock of this corporation is Five Hundred Thousand Dollars ($500,000) divided into 5,000 shares of the common capital stock with a par value of One Hundred Dollars ($100) per share. Shareholders shall have no preemptive rights to acquire additional shares of this corporation.

         (3)      The   manner   (if  not  set  forth  in  the   amendment)   of
                  implementation   of   any   exchange,   reclassification,   or
                  cancellation of issued shares is as follows:

         Immediately prior to the filing of the Articles of Amendment, the total number of shares of all classes of stock which the Company has authority to issue is 5,000,000 shares of common, $.10 par value per share stock (the "Common Stock"). As of 4:30 p.m., on the date of the filing of this Amendment with the Secretary of State of Utah (the "Filing Date"), and subject to majority approval by the Company's shareholders, each 1,000 shares of common, $.10 par value per share stock then outstanding shall be converted into one share of common $100.00 par value per share stock of the Company (the "New Stock"), with shareholders holding fewer than 1,000 shares or any increment thereof (the "Fractional Shareholders") being given the option to either (A) receive cash in lieu of fractional shares of stock, or (B) purchase from the Company that portion of fractional shares of the Common Stock needed to increase their share holdings to the next one whole share of New Stock (the "Reverse Split"). The Company will then have 5,000 authorized shares of common, $100.00 par value per share stock. The Reverse Split is designed to result in reducing the number of the Company's shareholders to less than 300, so that the Company will no longer be required to be an SEC-reporting company. These Articles of Amendment will not effect a change in the amount of stated capital in the Company.

         Fractional Shareholders who do not elect to round up their holdings at least ten days prior to March 16, 1999 (the "Effective Date") will have their fractional shares automatically converted into the right to receive cash in lieu of the fractional shares of New Stock otherwise issuable to such holder at $3.35 per share.

         Fractional shareholders who do elect to round up their holdings to aggregate one whole share of New Stock at least ten days prior to March 16, 1999 will, on the Annual Meeting Date, have their then whole shares of Common Stock automatically converted into shares of New Stock.

         Holders of record of 1,000 or more shares of Common Stock on February 5, 1999 (the "Record Date") will have their shares automatically converted after the Reverse Split into the number of whole and fractional shares of New Stock equal to the number of shares of Common Stock outstanding and held by them on the Record Date, prior to the Effective Date divided by 1,000.

         (4)       Amendment's Adoption:

         The Company's Board approved the Amendment on January 22, 1997, which action was ratified by the unanimous written consent of the Board of Directors on December 21, 1998 and the Shareholders approved the Amendment at their Annual Meeting on Monday, March 8, 1999, to be effective immediately.

         There are 2,522,808 issued shares of the Company's stock. Of this, at least 1,649,852 or 65.3% was voted in favor of the Amendment, which was sufficient for its approval.

Dated as of March 8, 1999

                                   UTAH RESOURCES INTERNATIONAL, INC.

                                   /s/
                                   ----------------------------------------
                                   John Fife, CEO, CFO and Chairman of the Board